Exhibit 10.1

SUPPLIER AGREEMENT

THIS AGREEMENT is made effective as of 9th September 2024.

BETWEEN:

(1)	FUTURE FAITH PTE. LTD. (UEN: 202202638C), a company incorporated in Singapore, with the registered office address of 10 Bukit Batok Crescent #04-06 The Spire Singapore 658079 (“Buyer”);

(2)	AURONOVA LIMITED (Company Registration No. 2095751), a company incorporated in British Virgin Islands, with the registered office address of Sea Meadow House, Road Town, Tortola, British Virgin Islands (“Seller”); and

(3)	DE COMMERCE INTERNATIONALE DUBOIS AU CONGO SCIBOIS SPRL (Company Registration No. 01-25-K02363J), a company incorporated in the Democratic Republic of Congo, with the registered office address of 1089, AV.Saint Christophe C/Limete (“Concession Holder”),

(collectively referred to as the “Parties” and each a “Party”).

BACKGROUND:

(A)	The Concession Holder owns a forest concession in the Democratic Republic of Congo (“DRC”) of approximately 234,862 hectares, expiring in October 2036. The Seller handles the distribution of the logs. The Concession Holder and Seller are part of the same group of companies.

(B)	The Buyer is in the business of trading of logs and the Seller is the sole distributor of the Concession Holder.

(C)	The Seller desires to sell and the Buyer desires to purchase the timber logs.

(D)	The Parties acknowledge that an Agreement (the "Prior Agreement") was duly executed on 31st July 2023 and further agree to explicitly define the business activities as set out below based on the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	COMMENCEMENT DATE

The Parties hereby agree that this agreement shall have taken effect on 9th September 2024 (the “Commencement Date”). Upon execution of this Agreement, the Prior Agreement shall be superseded in its entirety and rendered null and void.

2.	COMMODITY

2.1	Description and Specification

The type and diameter of logs are set out as follows:

Description	Azobe	Bilinga	Bomanga	Iroko	Padouk	Sapelli
	Bubinga	Kosipo	Niove	Sipo	Tali	Wenge
Diameter Include: 50cm/+, 60cm/+, 70cm/+, 80cm/+, 90cm/+, 100cm/+

2.2	Quantity

The Buyer hereby agrees to purchase and the Seller agrees to sell a minimum of forty thousand (40,000) cubic metres (“CBM”) and a maximum of one hundred thousand (100,000) CBM of logs per year, subject to a tolerance of ten (10) per cent deviation. In the event that the Seller is unable to supply the minimum quantity as above, the Seller shall pay a compensation of US$25 per CBM to the Buyer or such other amount as agreed amongst the Seller and Buyer.

2.3	Unit Price

(a)	The Buyer and the Seller hereby agrees that the price of the logs per CBM shall be one hundred and fifty (150.00) United States Dollars.

(b)	Such unit price as set out in Clause 2.3(a) shall be subject to review by Parties every two (2) years from the Commencement Date. The Parties agree that any adjustment to such unit price shall be no more than a twenty (20) per cent increase.

3.	ORDER CONFIRMATION

3.1	The process for order confirmation shall be in the following manner:

(a)	The Seller shall provide the Buyer with the Concession Holder’s concession and supply plan on a quarterly basis;

(b)	Upon receipt of the quarterly concession and supply plan, the Buyer shall review the same and make a selection of the designated species;

(c)	The Seller shall then provide the Buyer with a detailed list of available logs of the selected species (“List of Logs”) within a reasonable time period after receiving the aforementioned information.

(d)	The Buyer shall review the List of Logs and select the desired pieces of logs (“Purchased Logs”), and return a signed order confirmation to the Seller (“Order Confirmation”) within ten (10) business days from receipt of the List of Logs.

3.2	The Parties hereby agree that in all matters relating to this Agreement, Mr Aziz Dhanani (the "Representative") shall be the contact person for the Seller and the Concession Holder and the Buyer shall be entitled to rely on representations made by the Representative.

4.	DELIVERY

4.1	The logs shall be delivered to Gommune De Maluku, Avenue Sosider N415, Maess, Kinshasa, D. R. Congo (“Maluku Port”) at a date requested by the Buyer. The Buyer (through its duly authorised representative in DRC) shall inspect the Purchased Logs at the Maluku Port and provide confirmation in writing of receipt of the Purchased Logs (“Delivery Confirmation”). The authorised representative of the Buyer shall be Jing Yanbin and may change from time to time, as appointed by the Buyer. Delivery shall be completed only upon provision of the duly executed Delivery Confirmation.

4.2	The Seller agrees that the Buyer may from time to time require its assistance in arranging for transportation of the Purchased Logs to its customers and shall undertake to provide such assistance.

4.3	All transportation and export-related fees, including but not limited to export taxes, shall be invoiced and charged separately.

5.	TERM AND RENEWAL

The term for this Agreement shall commence on the Commencement Date and shall continue for a term of five (5) years (“Initial Term”). The Buyer shall have the option to renew this Agreement for an additional term of five (5) years, provided that the Buyer provides written notice of its intention to renew to the Seller, no later than ninety (90) days prior to the expiration of the Initial Term (“Renewal Period”).

6.	TERMS OF PAYMENT

6.1	The Buyer has remitted a deposit in the amount of two million United States Dollars (USD 2,000,000.00) to the Seller (“Deposit”). This Deposit shall be made to secure the acquisition of minimum 40,000 CBM of round logs per year. In the event this Agreement is not renewed, the Deposit shall be applied in its entirety towards the settlement of the final invoice. In the event this Agreement is renewed, the Deposit shall continue to be held as a deposit under the renewed agreement.

6.2	The Buyer shall make full payment upon returning the signed Order Confirmation to the Seller within ninety (90) days from the date of the invoice, via transfer to the Seller’s designated bank account as specified in the invoice, unless otherwise advised.

7.	EXCLUSIVITY, CUSTOMERS AND SUPPLIERS

7.1	The Seller hereby acknowledges and agrees that it shall be permitted to sell logs within the territory of the DRC to any purchaser of its choice, without restriction. For transactions involving purchasers outside of the DRC, the Seller agrees not to engage in, facilitate or permit any direct or indirect export activities of logs for the duration of this Agreement, and any such export activities shall only be done through the Buyer. For the avoidance of doubt, nothing in this Agreement shall restrict the Buyer from purchasing logs from other suppliers (whether in DRC or elsewhere).

7.2	The Seller hereby acknowledges and agrees that the Buyer has sole discretion in determining the customers it sells to. For the avoidance of doubt, the Seller shall have no authority or right to direct the Buyer’s choice of customer for the sale of the logs and the Buyer have full discretion as to whether it elects to accept or reject orders from its customers.

7.3	The Parties hereby acknowledge and agree that the Buyer shall be responsible for its own sales strategy of logs to its customers, and the Seller shall not be responsible for the Buyer’s sales of logs to the Buyer’s customers. For the avoidance of doubt, the Buyer shall have sole discretion in determining the prices for the sale of logs to its customers.

8.	NO RIGHT OF RETURN AND REFUND

The Buyer hereby acknowledges and agrees that subsequent to the Delivery Confirmation, it has no right of return and/or refund of the Purchased Logs, and shall have no right to return any unsold inventory to the Seller under any circumstances. The Buyer shall accept full responsibility for managing and disposing of all inventories and the Seller shall have no obligation with respect to any unsold inventory. For the avoidance of doubt, this Clause 8 in relation to no right of return and refund shall include any returns by the Buyer’s customers.

9.	INVENTORY

9.1	The Parties hereby agree and acknowledge that subsequent to the Delivery Confirmation, the Purchased Logs shall form part of the inventory of the Buyer and the Buyer shall bear full responsibility for the same, including the inventory value.

9.2	The Buyer hereby acknowledges and confirms that it shall bear full responsibility for any damage to, or loss of, inventory (subsequent to the Delivery Confirmation) and the Seller shall not be responsible for any damage to, or loss of, the logs in the Buyer’s inventory (subsequent to the Delivery Confirmation). For the avoidance of doubt, in the event that insurance is required for the inventory, it shall be the responsibility of the Buyer to obtain and bear such costs for the same.

10.	DOCUMENTS

10.1	The Seller shall provide the following documents upon delivery of the Purchased Logs or as advised by the Buyer:

(a)	three (3) original copies of the commercial invoice;

(b)	three (3) copies of a detailed, signed delivery list of logs, specifying the pieces and the CBM of each log;

(c)	one (1) original of the phytosanitary certificate; and

(d)	one (1) original of the certificate of origin.

11.	FOREST CONCESSION

11.1	The Concession Holder, having been granted a forest concession by the government of the DRC, hereby agrees to undertake the following responsibilities:

(a)	management of the forestry and logging concession to ensure full compliance with all applicable laws and regulations of the DRC;

(b)	oversee the extraction of logs and other forest products in accordance with legal and environment regulations, ensuring that all activities are conducted in compliance with relevant legal and regulatory standards;

(c)	obtaining the necessary concession and permits required to harvest the logs; in the event that such concession or permit cannot be renewed or obtained, the Concession Holder acknowledges and agrees that the Buyer shall not be liable for any consequences or damages arising from such failure to obtain the necessary authorisation and

(d)	(where applicable) liaising with the Seller to ensure the preparation and handling of costs associated to exports, including but not limited to export taxes, preparation of the Bill of Lading and customs procedures. The Buyer shall be entitled to rely on such preparation for its export purposes.

12.	MEASUREMENT, QUALITY AND INSPECTION

12.1	The Seller shall ensure that all logs are freshly harvested. Any logs exhibiting defects such as decay, rot, center holes, twisting, worm holes, split or fragile hearts, and knots shall have their volumes deducted from the original measurement. Any such deductions shall be agreed upon by the Buyer and the Seller in writing.

12.2	The method for measuring the volume deduction shall conform to the standards set forth by the Association Technique Internationale des Bois Tropicaux.

12.3	The Buyer (or its authorized representative) shall inspect the quality of the logs at the port yard upon delivery.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Each Party severally represents, warrants and undertakes with and for the benefit of the other Parties that as at the date of this Agreement:

(a)	no step has been taken by or against it nor have any legal proceedings been started or threatened in relation to bankruptcy or any of its assets;

(b)	it has full capacity to enter into this Agreement and this Agreement has been duly authorised and constitutes its legally binding obligations enforceable in accordance with its terms;

(c)	its entry into, and exercise of its rights and/or performance of or compliance with its obligations under this Agreement:

(i)	complies with and does not and will not violate all or any laws or regulations to which it is subject; and

(ii)	complies with and does not and will not infringe the terms of or constitute a default under or cause to be exceeded any limit imposed by any agreements or other instruments or obligations to which it is a party (except those under which requisite consents or waivers have been obtained and are in full force and effect) or which is binding on it or any of its assets;

13.2	The Concession Holder further represents, warrants and undertakes with and for the benefit of the other Parties that:

(a)	it holds a valid forest concession for no less than the Initial Term, including the Renewal Period; and

(b)	it is in full compliance with applicable laws and is duly authorised to carry on the business as necessary under this Agreement.

13.3	The defaulting Party agrees and undertakes to indemnify and keep indemnified and hold harmless the non-defaulting Party from and against all losses, liabilities, obligations, damages, judgments, deficiencies, claims, demands, suits, proceedings, arbitrations, assessments, costs and expenses (including without limitations, expenses of investigation and enforcement of this indemnity and attorneys’ fees and expenses on a full indemnity basis), suffered or paid by the non-defaulting Party directly or indirectly, including through application of the assets of the non-defaulting Party, as a result of or arising out of a breach or breaches of the representations, warranties, undertakings and covenants given by the defaulting Party in this Agreement or any misrepresentation by the defaulting Party under the terms of this Agreement or for any breach of any term and condition hereof.

14.	FORCE MAJEURE

14.1	The Seller shall not be held responsible for the delay in delivery or non-delivery of the goods due to Force Majeure, such as war, serious fire, flood, typhoon, earthquake, or other events agreed upon between both parties (“Force Majeure Event”), which might occur during the process of logging or in the course of loading or transit.

14.2	The Seller shall notify the Buyer of the occurrence of the Force Majeure Event and shall provide a certificate issued by competent government authorities at the location where Force Majeure Event occurred, as evidence.

14.3	In the event of a Force Majeure Event, the Seller shall take all reasonable steps to expedite the delivery of the logs to the Buyer. In the event that the Seller is unable to provide the delivery of logs to the Buyer within a reasonable timeframe, the Seller shall refund the payment made by the Buyer for the Purchased Logs. For the avoidance of doubt, the Buyer shall not be required to bear the costs for any damage to the Purchased Logs prior to provision of the Delivery Confirmation.

15.	APPLICABLE LAW AND ARBITRATION

15.1	This Agreement shall be governed by and construed in accordance with the law of Singapore.

15.2	Any disputes arising from the execution of, or in connection with this Agreement shall be settled amicably through friendly negotiations between both parties. In case no settlement can be reached within 21 days through negotiation, the case shall be submitted to the Singapore International Arbitration Centre for arbitration, in accordance with its provision rule of procedure. The arbitral award shall be accepted as final and binding upon both parties. The arbitration fee shall be borne by the losing party.

16.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Parties (including by facsimile or by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means), shall constitute one and the same instrument. Any Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or other electronic signature (such as DocuSign) by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received. Such signatures executed by way of facsimile or other electronic means shall be recognised and construed as secure electronic signatures pursuant to the Electronic Transactions Act 2010 of Singapore and the Parties accordingly shall deem such signatures to be original signatures for all purposes.

EXECUTED BY THE PARTIES and made effective as of the date first set out above.

BUYER

Executed by
FUTURE FAITH PTE. LTD.	) ) )
)
Signature

Name of Signatory	:	Yang Nan

Designation of Signatory	:	General Operation Manager

SELLER

Executed by
AURONOVA LIMITED	) ) )
)
Signature

Name of Signatory	:	Estene Gusten

Designation of Signatory	:	General Manager

CONCESSION HOLDER

Executed by
DE COMMERCE INTERNATIONALE DUBOIS AU CONGO SCIBOIS SPRL	) ) )
)
Signature

Name of Signatory	:	DHANANI, AZIZ BADRUDDIN

Designation of Signatory	:	General Manager